EXHIBIT 99.1

Questcor Adds Angus C. Russell to Board of Directors

ANAHEIM, CA – June 10, 2013 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today announced the addition of Angus C. Russell, recently-retired Chief Executive Officer of Shire plc, to Questcor’s Board of Directors.

Shire is a global specialty biopharmaceutical company whose 2012 revenues exceeded $4.6 billion. During Mr. Russell’s five-year tenure as Chief Executive Officer, Shire introduced several new products, grew revenues over 50%, and increased earnings approximately five-fold to $745 million. Previously, Mr. Russell was Chief Financial Officer at Shire from 1999 to 2008, during which time its revenues grew from less than $220 million to nearly $3 billion and its earnings grew from $20 million to $156 million. Shire’s market capitalization grew from $1.4 billion when Mr. Russell joined the company in 1999 to $17.5 billion when he retired at the end of April.

“Angus is a respected biopharmaceutical industry leader with a proven track record in specialty pharmaceuticals,” said Virgil D. Thompson, Chairman of Questcor’s Board of Directors. “Over his many years at Shire, Angus spearheaded and achieved numerous initiatives and helped to transform the company into the global industry leader that it is today. We look forward to benefitting from Angus’ 32 years of experience in the specialty pharmaceutical industry as we continue to focus on the treatment of patients serious, difficult-to-treat autoimmune and inflammatory disorders.”

In addition to serving as Chief Executive Officer at Shire from 2008 until his retirement in April 2013, Mr. Russell was also the Chairman of Shire’s Leadership Team and was previously a lead member of the Shire Management Committee that devised and implemented Shire’s long-term, focused business strategy.

“Questcor has succeeded in helping many patients with difficult-to-treat autoimmune and inflammatory disorders over the last several years as the Company has supported the rapid adoption of its unique product, H.P. Acthar® Gel by physicians in several medical specialties,” Mr. Russell said. “The growth of scientific knowledge regarding the importance of the melanocortin receptors in immunomodulation provides Questcor with a large potential growth opportunity over the next few years. I am pleased to join the Board at this exciting time and look forward to helping the Company to pursue the many opportunities that lie ahead.”

Prior to joining Shire, Mr. Russell served at ICI, Zeneca, and AstraZeneca for 19 years, most recently as Vice President of Corporate Finance at AstraZeneca PLC. In that role he was responsible for financial input into merger and acquisition activities, management of tax, legal and finance structure, investor relations, and the management of various financial risks. Mr. Russell also held a number of positions within Zeneca Group PLC from 1993 until 1999, including Group Treasurer. He is a chartered accountant, having qualified with Coopers & Lybrand (now PricewaterhouseCoopers LLP).

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from the following on-label indications: the treatment of proteinuria in the nephrotic syndrome of the idiopathic type, or NS, the treatment of acute exacerbations of multiple sclerosis, or MS, in adults, the treatment of infantile spasms, or IS, in infants and children under two years of age, and the treatment of certain rheumatology related conditions, including the treatment of the rare and closely related neuromuscular disorders dermatomyositis and polymyositis. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

For more information, please visit www.questcor.com or www.acthar.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “ahead,” “believes,” “continue,” “could,” “ensuring,” “estimates,” “expects,” “growth,” “may,” “momentum,” “plans,” “potential,” “remain,” “should,” “start,” “substantial,” “sustainable” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•

Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, MS, IS or rheumatology-related conditions, and our ability to develop other therapeutic uses for Acthar;

•	Our ability to effectively manage our growth, including the expansion of our sales forces, and our reliance on key personnel; and
•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

 CONTACT INFORMATION:

EVC Group
Gregory Gin/Patty Eisenhaur	Janine McCargo
646-445-4801/951-316-0577	646-688-0425
Doug Sherk
415-652-9100

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